EXHIBIT 10.1
LEASE MANAGEMENT AGREEMENT AND PURCHASE OPTION

Lease Management Agreement (“Agreement”) dated as of September 15, 2006, by and between Mako Communications, LLC. Texas limited liability company (“Lessor”), the holder of Federal Communications Commission License, (the “Permit”) for LPTV station KVPX-LP, Las Vegas Nevada, facility I.D. 8887 (the “Station”) and Fuego Entertainment Media Group, LLC, a Florida Limited Liability Company (“Lessee”).

WHEREAS, Lessor holds the Permit for the operation of the Station; and

WHEREAS, Lessor has determined that the public interest, convenience and necessity would be served by its broadcast over the Station of programming provided by Lessee; and

WHEREAS, Lessee desires to avail itself of the Station’s broadcast time for the presentation of its programming service, including the sale of advertising time; and

NOW, THEREFORE, for and in consideration of the mutual covenants herein contained, the parties hereto have agreed and do agree as follows:

1. Facilities. Lessor agrees to make its broadcasting facilities available to Lessee and to allow Lessee to broadcast on the Station, or cause to be broadcast, Lessee’s programs (“Lessee’s Programming Service”).

2. Term. This Agreement shall be for an initial term of two (2) years commencing on the commencement date (the “Commencement Date”) which shall be November 1, 2007. This Agreement shall continue until 11:50 pm on the last day of the second year of this Agreement.

3. Lease Payments.

(a) Payment Amounts: Lessee hereby agrees to pay Lessor the following “Monthly LMA Fee”, which payments shall commence upon the Commencement Date:

(1) $25,000 per month for months 1-12; and
(2) $26,250 per month for months 13-24

(b) Due Dates for Payments: The Monthly LMA Fee is due and payable in full on the fifth day of each month. If Lessor does not receive the Monthly LMA Fee by the fifth day of each month, Lessor shall send by facsimile or email written notice of non-payment to Lessee.

(c) Lessor’s Remedies: If within ten (10) days from the date on which Lessor’s facsimile or email is received by Lessee the Lessor does not receive payment of the overdue Monthly LMA Fee, Lessor may declare this Agreement to be in default. In the event Lessee is declared by the Lessor to be in default of this Agreement, Lessor may declare Lessee’s option to purchase the Station (the “Option”) terminated and the Option Payment forfeited, should such payment have been made, Lessor may declare the Deposit forfeited, and Lessor may declare this Agreement terminated and cease broadcasting Lessee’s Programming.

(d)  Lessee’s Remedies: The occurrence and continuation of any of the following will be deemed an Event of Default by Lessor under this Agreement: (i) Lessor fails to perform any of its covenants, warranties, or agreements contained in this Agreement in any material respect; or (ii) Lessor breaches any representation or warranty made by it under this Agreement in any material respect. Lessor shall have ten (10) days from the date on which it receives written notice specifying the Event of Default to cure such Event of Default. If the Event of Default cannot be cured by Lessor within such time period, Lessee my terminate this Agreement, effective immediately upon written notice to Lessor, with no further liability to Lessor, and Lessee may pursue all remedies at law or in equity for breach of this Agreement.

4. Broadcast in Entirety; Lease Payment Abatement. Lessor agrees to broadcast Lessee’s Programming Service in its entirety without any editing, delay, addition, alteration or deletion, including, without limitation, all network identifications, all promotional material, all copyright notices, all credits and billings, and any  other proprietary material of any kind or nature included therein. Lessor shall not be required to accept such of Lessee’s Programming Service the content of which it finds objectionable or contrary to the public interest or its obligations as an FCC licensee. The Monthly LMA Fee shall be abated to the extent the condition of the Station and/or its equipment prevents Lessee’s use of the Station and to the extent of any of Lessee’s programming is preempted, rejected or not transmitted as a result of a decision not to broadcast, by Lessor under paragraph 8 below.

5. Deposit. Upon execution of this Agreement, Lessee shall deliver to Lessor a deposit (the “Deposit”) of Twenty-Five Thousand Dollars ($25,000.00), which shall be held by Lessor and applied to the last month’s Lease Payment under this Agreement.

6. Programs. Lessee shall furnish or cause to be furnished the artistic personnel and material for the programs as provided by this Agreement and it shall make commercially reasonable efforts to ensure that all programs shall be in accordance with FCC requirements, and that all advertising spots and promotional material or announcements shall comply with all applicable federal, state, and local regulations and policies.

7. Station Facilities: Operation of Station. Throughout the term of this Agreement, Lessor shall make the Station available to Lessee for operation twenty-four hours a day, seven days a week. Lessor represents, warrants and guarantees that the Station shall be equipped as set forth in the Permit, capable of transmitting Lessee’s Programming at all times; that all equipment required for the regular and reliable broadcast operation of the Station is present, of new quality and design, and is in good working order. There is no additional device, item, connection, power source, or equipment required in order for the Station to operate at full power and to function as required hereby.

8. Responsibility for Employees and Expenses. Lessee shall employ and be responsible for the salaries, taxes, insurance, and related costs for all personnel used in the production of its programming (including salespeople, traffic personnel, board operators, and programming staff). Lessor shall employ Station personnel as required under the rules, regulations and policies of the FCC and will be responsible for the salaries, taxes, insurance and related costs for all the Lessor Station personnel used in the operation of the Station. Whenever on the Station’s premises, all of Lessee’s personnel shall be subject to the supervision and the direction of Lessor’s personnel to the extent required for the operation of the Station in compliance with FCC regulations. Lessee shall pay for all fees to ASCAP, BMI, and SESAC, and for any other copyright fees attributable to its programming broadcast on the Station. At its sole cost and expense, Lessor shall retain a broadcast engineer and shall be solely responsible for the maintenance, repair, and, where reasonably required, the replacement of the Station’s transmitter, antenna system, electrical system, cables, and satellite receivers, so that the Station transmits Lessee’s programming at full power twenty-four hours per day, seven days per week without interruption or deterioration of signal. Lessee shall be responsible for acquiring and maintaining studios, should Lessee desire to have studios, and Lessee shall be responsible for acquiring and maintaining a station to transmitter link from such studios, should such a link be desired by Lessee. Lessor shall be responsible for maintaining a receive satellite dish at the transmitter site but should physical obstruction or terrestrial interference make receipt of Lessee’s signal impossible or impractical, then Lessor shall be relieved from this obligation. Lessor shall pay the tower rent and the Station electric bill, including electricity consumed in operating the transmitter and all other equipment.

9. Advertising and Programming Revenues. Lessee shall retain all revenues for the sale of advertising time on the programs it delivers to the Station and may sell such advertising in combination with the sale of advertising on any other broadcasting station of its choosing.

10. Operation of Station. Notwithstanding anything to the contrary in this Agreement, Lessor shall have full authority and power over the operation of the Station during the term of this Agreement. Lessor shall retain control, to be reasonably exercised, over the policies, programming and operations of the Station, including, without limitation, the right to decide whether to accept or reject any programming or advertisements; the right to preempt any programs in order to broadcast a program deemed to be by Lessor of greater national, regional, or local interest; and the right to take any other actions necessary for compliance with the laws of the United States, the State of Nevada, the rules, regulations, and policies of the FCC (including the prohibition on unauthorized transfers of control) and rules, regulations and policies of other federal governmental authorities, including the Federal Trade Commission and the Department of Justice. Lessor shall at all times be solely responsible for meeting all of the FCC’s requirements for maintaining the political inspection files. Lessee shall, upon request, provide information to enable Lessor to prepare records, reports, and logs required by the FCC or other local, state, or federal government agencies. Nothing in the Agreement is intended, nor shall be deemed to, constitute a transfer of control of the Station to the Lessee.

11. Force Majeure. Any failure or impairment of the Station facilities or any delay or interruption in broadcasting programs, or the failure at any time to furnish facilities, in whole or in part, for broadcasting, due to acts of God, strikes, or threats thereof, force majeure, or to causes beyond the control of Lessor, shall not constitute a breach of this Agreement, and Lessor will not be liable to Lessee except that the Monthly LMA Fee shall be abated during the term of any such failure, impairment, or interruption. In the event that the FCC revokes or terminates the license for the Station for any reason, this Agreement shall terminate and neither party shall have any claim against or any liability to the other party as a result of the termination or revocation of the Station license except that the Deposit shall be promptly returned to Lessee.

12. Right to Use the Programs. The right to use the programs produced or broadcast by Lessee and to authorize their use in any manner and in any media whatsoever shall be, and remain, vested in Lessee.

13. Payola. Lessee agrees that it will not accept any compensation of any kind of gift or gratuity of any kind whatsoever, regardless of its value or form, including, but not limited to, a commission, discount, bonus, materials, supplies, or other merchandise, services, or labor, whether or not pursuant to written contracts or agreements between Lessee and merchants or advertisers, unless the payer is identified in the program as having paid for or furnished such consideration in accordance with FCC requirements.

14. Option to Acquire.

15.1 Option.

(a) Two Year Option. On or before February 1, 2007, Lessee may purchase an option to acquire the Station (the “First Purchase Option”) by paying to Lessor the sum of Eighty Thousand Dollars ($80,000.00) (the “Option Payment”) to acquire all of the permits, licenses, leases, equipment, and other assets of the Station for the purchase price (the “Purchase Price”) of Three Million Two Hundred Thousand Dollars ($3,200,000.00) (the “Option Purchase Price”), inclusive of the Option Payment. Provided Lessee is not in breach of this Agreement, Lessee may exercise the Purchase Option at any time prior August 1, 2008, on which date at midnight the Purchase Option shall expire (the “Option Expiration Date”), if notice of the exercise has not been received by Lessor.

15.2 Exercise of Option. Lessee shall exercise its Option to purchase the Station by providing written notice of its election to exercise its Option no later than the Option Expiration Date. In the event that Lessee does not exercise its Option, then the Option Payment shall be retained by Lessor. In the event that Lessee exercises its Option, but the Commission refuses to consent to assignment of the Station to Lessee, Lessee’s Option Payment shall be refunded.

15.3 Assets to be Transferred. In the event Lessee exercises the Purchase Option, at Closing, Lessor shall assign, or cause to be assigned, to Lessee, all of the following assets of Lessor on the Closing Date:

(a)Station License. All licenses, permits and authorizations issued or granted by the Commission for the operation of or used in connection with the operation of the Station (collectively, “Commission Authorizations”):

(b) Leased Real Property. The leasehold estate comprising Lessor’s tower site and transmitter storage location for the Station located on the American Tower bearing tower registration number 1009986 (“Tower Lease”).

(c) Tangible Personal Property. All of Lessor’s rights in and to the fixed and tangible personal property owned by Lessor and used in the operation of the Station, including the physical assets, together with replacements thereof, and additions and alterations thereto, made between the date hereof and the Closing Date.

(d) Liabilities Assumed by Lessee. As further consideration for the transfer of the Assets to Lessee, Lessee agrees, upon the terms and subject to the conditions set forth herein, to assume, at the Closing, and thereafter to pay, perform and discharge the Tower Lease. Lessee shall assume no other liabilities.

All the assets and properties being transferred to Lessee pursuant to this Agreement are collectively referred to herein as the “Assets”.

15.4 Closing; Closing Date. The closing of the transactions contemplated hereby (the “Closing”) shall take place (i) at 518 Peoples Street, Corpus Christi, Texas on the first Tuesday after final approval by the Commission of assignment of the Station license to Lessee; or (ii) at such other time or place or on such other date as the parties hereto shall agree. The date on which the Closing is required to take place is herein referred to as the “Closing Date”. At the Closing, subject to the satisfaction or waiver of the conditions to its obligations set forth in this Agreement, each of the parties hereto shall make the following deliveries or such deliveries in substitution therefor as are satisfactory to the indicated recipient:

(a) Deliveries by Lessor.

(1)Lessor shall deliver to Lessee a Bill of Sale substantially in the form of Exhibit 2 (the “Bill of Sale”).

(2)Lessor shall deliver possession of the Assets to Lessee.

(b) Deliveries by Lessee. Lessee shall deliver to Lessor the Option Purchase Price.

15.5Warranties of Lessor. Lessor represents and warrants to Lessee that:

(a) Corporate Organization. Lessor is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Texas.

(b) Authority Relative to this Agreement. Lessor has full power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby.

(c) Exclusive Operation of Station. Lessor holds an authorized license for the Station, which license was issued by the Commission.

(d) Title to Assets. Lessor is the owner of, and has good and indefeasible title to, all the Assets, free and clear of all encumbrances. Upon Lessor’s transfer of the Assets to Lessee, pursuant to this Agreement, Lessee will have good and indefeasible title to all the Assets, free and clear of all encumbrances.

(e) Sufficiency and Condition of Assets. All the Assets will be on the Closing Date, in the case of tangible assets and properties, in the same operating condition and repair (ordinary wear and tear excepted) as they are on the date of this Agreement and have been maintained in accordance with sound engineering practice. All tangible assets and properties included in the Assets are in Lessor’s possession or under its control.

(f) Brokerage Fees. Neither Lessor nor any of its affiliates has retained any financial advisor, broker, agent, or finder or paid or agreed to pay any financial advisor, broker, agent, or finder on account of this Agreement or any transaction contemplated hereby. Lessor shall indemnify and hold harmless Lessee from and against any and all losses, claims, damages and liabilities (including legal and other expenses reasonably incurred in connection with investigating or defending any claims or actions) with respect to any finder’s fee, brokerage commission or similar payment in connection with any transaction contemplated hereby asserted by any person on the basis of any act or statement made or alleged to have been made by Lessor or any of its affiliates.

15.6 Warranties of Lessee. Lessee represents and warrants to Lessor.

(a) Corporate Organization. Lessee is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida.

(b) Authority Relative to This Agreement. Lessee has full power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby.

(c) Brokerage Fees. Neither Lessee nor any of its affiliates has retained any financial advisor, broker, agent, or finder or paid or agreed to pay any financial advisor, broker, agent, or finder on account of this Agreement or any transaction contemplated hereby. Lessee shall indemnify and hold harmless Lessor from and against any and all losses, claims, damages and liabilities (including legal and other expenses reasonably incurred in connection with investigating or defending any claims or actions) with respect to any finder-‘s fee, brokerage commission or similar payment in connection with any transaction contemplated hereby asserted by any person on the basis of any act or statement made or alleged to have been made by Lessee or any of its affiliates.

15.7 Additional Agreements.

(a) Third Party Consents. Lessor and Lessee shall use their best efforts to obtain all consents, approvals, orders, authorizations, and waivers of, and to effect all declarations, filings, and registrations with, all third parties (including Governmental Entities) that are necessary, required, or deemed by Lessee to be desirable to enable Lessor to transfer the Assets to Lessee as contemplated by this Agreement and to otherwise consummate the transactions contemplated hereby.

(b) Best Efforts. Each party hereto agrees that it will not voluntarily undertake any course of action inconsistent with the provisions or intent of this Agreement and will use its best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws to consummate the transactions contemplated by this Agreement.

16. Indemnification; Warranty. Lessee will indemnify and hold Lessor harmless against all liability, including all legal fees, for libel, slander, illegal competition or trade practice, infringement of trade marks, trade names, or program titles, violation of rights of privacy, infringement of copyrights and proprietary rights and monetary sanctions imposed by the FCC pertaining to violations of FCC rules, regulations and policies resulting from the broadcast of programming furnished by Lessee. Lessor reserves the right to refuse to broadcast any program containing matter which is, or in the reasonable opinion of the Lessor may be, or which a third party claims to be, violative of any right of theirs or which may constitute a personal attack as the term is defined by the FCC. Lessee’s obligation to hold Lessor harmless against the liabilities specified above shall survive any termination of this Agreement. Lessor shall indemnify, defend, and hold Lessee harmless against all liability, including all legal fees, including but not limited to those relating to copyright infringement, libel, slander, defamation or invasion of privacy, arising out of: (i) Lessor’s broadcast or programs other than those provided by Lessee on the Station; or (ii) any misrepresentation or breach of any covenant, warranty, or agreement of Lessor in this Agreement.

17.  Events of Default: Cure Periods and Remedies. The following shall, after the expiration of the applicable cure periods, constitute Events of Default under the Agreement and shall result in the termination of this Agreement:

(a) Non-Payment. Lessee’s failure to timely pay the Monthly LMA Fee provided for in Paragraph 2 hereof;

(b) Default in Covenants or Adverse Legal Action. The default by either party hereto in the material observance or performance of any material covenant, condition or agreement contained herein, or if either party shall (a) make a general assignment for the benefit of creditors, or (b) files or has filed against it a petition for bankruptcy, for reorganization or an arrangement, or for the appointment of a receiver.

(c) Cure Periods. An Event of Default shall not be deemed to have occurred until ten (10) business days after the nondefaulting party has provided the defaulting party with written notice specifying the event or events that if not cured would constitute an Event of Default and specifying the actions necessary to cure within such period.

18. Notice.  All notices, requests, demands, and other communications required or permitted to be given or made hereunder by any party hereto shall be in writing and shall be deemed to have been duly given or made if (i) delivered personally, (ii) transmitted by first class registered or certified mail, postage prepaid, return receipt requested, (iii) sent by prepaid overnight courier service, (iv) sent by telecopy or facsimile transmission, (v) sent by electronic mail, with confirmation of receipt, to the parties at the following addresses (or at such other addresses as shall be specified by the parties by like notice):

If to Lessee: Fuego Entertainment Media Group, LLC
19250 NW 89th. Court
Miami, Florida, 33018
Office: 305 829-3337
Fax: 305 829- 3347

If to Lessor: Mako Communications, LLC
Attn: Howard Mintz
518 Peoples Street
Corpus Christi, Texas 78401
Fax: 361-883-3160
Email: minick@swbell.net

19. Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their successors and permitted assigns. Notwithstanding the foregoing, neither Lessor nor Lessee may assign this Agreement without the prior written consent of the other party.

20. Applicable Law. This Agreement shall be construed and enforced in accordance with the laws of the state of Texas applicable to contracts entered into and performed in said state and without regard to choice of law principles.

21. Subject to Laws; Invalidity. The obligations of the parties under this Agreement are subject to FCC requirements, the Act, and other applicable laws. The parties acknowledge that this Agreement is intended to comply with FCC requirements. However, in the event that the FCC determines that the continued performance of this Agreement is in violation of FCC requirements, each party will use its commercially reasonable efforts to comply with FCC requirements or will in good faith contest or seek to reverse any such action or agree on the terms of a revision to this Agreement, in each case, on a time schedule sufficient to meet FCC requirements and so long as the fundamental nature of the business arrangement between the parties evidenced by this Agreement is maintained. If any provision of this Agreement is otherwise held to be illegal, invalid, or unenforceable under present or future laws, then such provision shall be fully severable, this Agreement shall be construed and enforced as if such provision had never comprised a part thereof, and the remaining provisions shall remain in full force and effect, in each case so long as the fundamental nature of the business relationship of the parties has been maintained.

22. Entire Agreement. This Agreement embodies the entire understanding among the parties with respect to the subject matter hereof, and supersedes any prior of contemporaneous written or oral agreements between the parties regarding such subject matter.

23. Relationship of Parties. Lessor and Lessee are not, and shall not be deemed to be, agents, partners, or representatives of each other.

[Signature page follows.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Lessor:     MAKO COMMUNICATIONS, LLC
A Texas Limited Liability Company

By: /s/ Amanda Mintz
Amanda Mintz
Title:Managing Member

Lessee:     FUGO ENTERTAINMENT MEDIA GROUP, LLC

By: /s/ Hugo M. Cancio
Hugo M. Cancio
Title: President & CEO